Exhibit 10.49

GRAHAM PACKAGING COMPANY INC.

2010 LONG TERM INCENTIVE PLAN

The Graham Packaging Company Inc. 2010 Long Term Incentive Plan (the “LTIP”) is designed to encourage results-oriented actions on the part of select vice-presidents, general managers, and directors of Graham Packaging Company Inc. (the “Company”) and its Affiliates that will drive the achievement of specific business objectives. LTIP Awards granted to participants under this LTIP will be made under the Company’s 2010 Equity Compensation Plan (the “2010 Equity Plan”) and will be subject to the terms of that plan as well as the terms of this LTIP. Except where otherwise specifically provided, in the event of any conflict between the terms of this LTIP and the terms of the 2010 Equity Plan, the terms of the 2010 Equity Plan shall govern. Capitalized terms used, but not otherwise defined in this LTIP will have the meaning given to such terms in the 2010 Equity Plan. Following are the details of the LTIP.

I. Eligibility

Vice-Presidents, Directors (salaried exempt corporate employees at pay grades 19 through 21), and General Managers of the Company and its Affiliates (“Eligible Employees”) are eligible to participate in the LTIP. The Committee shall select the Eligible Employees who shall participate in the LTIP (the “Participants”). To participate in the LTIP, an Eligible Employee must agree to the terms and condition as described in the 2010 Plan, this LTIP and the LTIP Award Agreement.

II. The LTIP Awards

The Committee shall establish for each Participant an LTIP Award that will be payable if and to the extent that the Participant attains the LTIP Performance Goals for the applicable LTIP Performance Period as specified in the LTIP Award Agreement. The Committee shall determine whether, with respect to an LTIP Performance Period, the LTIP Performance Goals have been met with respect to a given Participant and, if they have, shall so certify within 60 days after the expiration of the LTIP Performance Period (the “Certification Date”). In connection with such certification, the Committee, or its delegate, may decide that the amount of the LTIP Award actually paid to a given Participant may be less than the amount determined by the applicable LTIP Performance Goals; provided that the Committee shall have the authority to waive any applicable performance goals.

III. Administration

The LTIP shall be administered by the Committee. The Committee is authorized to interpret the LTIP, to establish, amend and rescind any rules and regulations relating to the LTIP, and to make any other determinations that it deems necessary or advisable for the administration of the LTIP. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the LTIP in the manner and to the extent the Committee deems necessary or advisable. Any decision of the Committee in the interpretation and administration of the LTIP, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any LTIP Award consistent with the provisions of the LTIP and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Determinations made by the Committee under the LTIP need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall require payment of any minimum amount it may determine to be necessary to withhold for federal, state, local or other, taxes as a result of the payment of an LTIP Award. Unless the Committee specifies otherwise, if an LTIP Award is payable in Shares, then the Participant may elect to pay a portion or all of such minimum withholding taxes by (a) delivery in Shares, or (b) having Shares withheld by the Company from any Shares that would have otherwise been received by the Participant. The number of Shares so delivered or withheld shall have an aggregate Fair Market Value sufficient to satisfy the applicable minimum withholding taxes.

IV. Service Requirements

A Participant must be employed by the Company or an Affiliate on the Certification Date to receive payment of an LTIP Award. Upon a Change in Control, all LTIP Awards shall become fully vested and payable at the maximum amount.

V. Payment of LTIP Awards

Except as otherwise provided for herein or determinate by the Committee, LTIP Awards shall be payable in cash within 15 days after the Certification Date. However, if a Participant is subject to Share ownership requirements established by the Company as of the payment date, then the Participant’s LTIP Award shall be payable, as determined in the sole and absolute discretion of the Committee, in Shares up to the number of Shares necessary for such Participant to meet his or her Share ownership requirements. All determinations of the number of Shares payable under an LTIP Award will be based upon the Fair Market Value of the Shares on the date of payment by the Committee in its sole and absolute discretion. Any portion of an LTIP Award not paid in Shares will be paid in cash. Notwithstanding any thing to the contrary, all LTIP wards that become payable upon a Change of Control shall be payable in cash upon the Change of Control.

VI. Adjustments

Notwithstanding any other provisions in the LTIP to the contrary, in the event of any change in the outstanding Shares after the grant of an LTIP Award, by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange or change in capital structure, any distribution to shareholders of Shares (other than regular cash dividends) or any similar event, the Committee without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable, as to any outstanding LTIP Awards; provided that the Committee shall determine in its sole discretion the manner in which such substitution or adjustment shall be made.

VII. No Right to Employment or LTIP Awards

The granting of an LTIP Award under the LTIP shall impose no obligation on the Company or any of its Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any of its Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any LTIP Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of LTIP Awards. The terms and conditions of LTIP Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

VIII. Confidentiality, Non-Solicitation

(A)	Each Participant shall agree that in consideration of receiving the LTIP Award and the potential benefits provided by the LTIP Award, to each of the following:

(B)	At no time during the Participant’s employment nor at any time following the Participant’s termination of Employment (the “Termination Date”), the Participant shall not communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined herein) without the prior express written consent of the Company other than in the course of the Participant’s employment. After the Termination Date, the Participant shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

For purposes of this section, the term “Confidential Information” shall mean financial information about the Company or any of its Affiliates, contract terms with vendors and suppliers, customer and supplier lists and data, know-how, software developments, inventions, formulae, technology, designs and drawings, or any Company or any of its Affiliates property or confidential information relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising, costs, marketing, trading, investment, sales activities, promotion, manufacturing processes, or the business and affairs of the Company or any of its Affiliates generally, trade secrets and such other competitively-sensitive information, except that Confidential Information shall not include any information that was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by the Participant, (ii) as a result of disclosure by the Participant during the Participant’s Employment that the Participant reasonably and in good faith believed was required by the performance of his or her duties, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that the Participant, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

(C)	At no time during the Participant’s employment and for the two years following the Termination Date, the Participant shall not directly or indirectly employ or seek to employ any person employed by the Company or any of its Affiliates as of the Termination Date or who left the employment of the Company or its Affiliates coincident with, or within six months prior to or after, the Termination Date, or otherwise encourage or entice any such person to leave such employment (provided that this limitation shall not apply either to persons who had not become employed by the Company or an Affiliate before the Termination Date or to persons whose employment ended at any time as a result of the Company’s or an Affiliate’s termination of those individuals without cause).

(D)	At no time during the Participant’s employment and for the two years following the Termination Date, the Participant shall not (i) become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined herein); (ii) acquire an ownership interest, or an option to purchase an ownership interest in a Competitor, other than a publicly traded Competitor provided that ownership or option position in such publicly traded Competitor does not exceed 5%; (iii) solicit any business of the Company or any of its Affiliates on behalf of or for the benefit of a Competitor; or (iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of the LTIP Award) between the Company or any of its Affiliates and its customers, clients, or suppliers of the Company or its Affiliates.

(E)	For purposes of the section, “Competitor” means any Person that produces blowmolded plastic containers or produces or provides any other product or service of the Company or its Affiliates that represents, as of the Termination Date, at least 10% of the consolidated revenues of the Company (including, without limitation, products or services that the Participant is aware, as of the Termination Date, that the Company or any of its Affiliates had specific plans (as evidenced through the most recent annual corporate business plan or by resolutions of the Board) to produce or provide during the twelve month period following the Termination Date and such products or services are reasonably anticipated to represent at least 10% of the consolidated revenues of the Company within the two years following the Termination Date) that are competitive with those sold by a business that is being conducted by the Company or any Affiliate at the time in question and was being conducted at the Termination Date. Notwithstanding anything to the contrary in this section, goods or services shall not be deemed to be competitive with those of the Company or any Affiliate solely as a result of the Participant’s being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Affiliate (a “Competitive Unit”) but as to which unit the Participant does not have direct or indirect responsibilities for the products or services involved; provided, that such Competitive Unit contributes less than 25% of the consolidated revenues for the most recently completed fiscal year of such business.

(F)	Upon the Termination Date, the Participant shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company or any Affiliate, except that you may retain only those portions of personal notes, notebooks and diaries that do not contain Confidential Information and any personal address books (whether in print or electronic form). Further, the Participant may not retain or use for the Participant’s own benefit, purposes or account or the benefit, purposes or account of any other person, firm, partnership, joint venture, association, corporation or other business designation, entity or enterprise, other than the Company and any Affiliates, at any time any trade names, trademark, service mark, other proprietary business designation, patent, or other intellectual property of the Company or Affiliates.

(G)	Participant acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article VIII, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Participant agrees that, in addition to other rights that the Company or its Affiliates may have, the Company of its Affiliate is entitled to, seek an injunction preventing the Participant from any breach of this Article VIII.

IX. Recovery of LTIP Award

If the Committee determines that the Participant (a) engaged in conduct that constituted Cause (as defined herein) at anytime within 6 months after receipt of the payment pursuant to an LTIP Award, (b) engaged in conduct during the 6 month period after the Participant’s Termination Date that would have constituted Cause if the Participant had not ceased to provide services, (c) violates the terms of Article VIII of the LTIP, or (d) violated any other restriction on the Participant’s post-termination activities established under any agreement with the Company or any Affiliate or other Company or any Affiliate policy or arrangement during the 6 months after the Participant’s Termination Date, then the Participant shall immediately repay to the Company the most recent amount paid to the Participant pursuant to an LTIP Award.

For purposes of the LTIP, the term “Cause” means (a) “Cause” as defined in any employment agreement then in effect between the Participant and the Company or if not defined therein or, if there shall be no such agreement, (b) the willful failure or refusal by such Participant to perform his or her duties to the Company or its Affiliates (other than any such failure resulting from such Participant’s incapacity due to physical or mental illness), which has not ceased within ten days after a written demand for substantial performance is delivered to such Participant by the Company, which demand identifies the manner in which the Company believes that such Participant has not performed such duties; (c) the willful engaging by such Participant in misconduct which is materially injurious to the Company or its Affiliates, monetarily or otherwise (including breach of any confidentiality or non-competition covenants to which such Participant is bound); (d) the conviction of such Participant of, or the entering of a plea of nolo contendere by such Participant with respect to, a felony or to any crime which is materially injurious to the Company or its Affiliates; or (e) substantial or repeated acts of dishonesty by such Participant in the performance of his/her duties to the Company or its Affiliates.

X. Successors and Assigns

The LTIP shall be binding on all successors and assigns of the Company and the Participants, including, without limitation, the estate of each such Participant and the executor, administrator or trustee of such estate, and any receiver or trustee in bankruptcy or any other representative of the Participant’s creditors.

XI. Non-transferability of LTIP Awards

Unless otherwise determined by the Committee, an LTIP Award shall not be transferable or assignable by the Participant. An LTIP Award payable after the death of a Participant shall be paid to the Participant’s beneficiary, if any on file with the Company or, if none, the Participant’s estate.

XII. Amendments or Termination

The Committee may amend, alter or discontinue the LTIP, but no amendment, alteration or discontinuation shall be made which, without the consent of a Participant, would materially adversely impair any of the rights under any LTIP Award theretofore granted to such Participant under the LTIP; provided, however, that the Committee may amend the LTIP in such manner as it deems necessary to permit the granting of LTIP Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to the Company or any Participant).

Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this LTIP and LTIP Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the LTIP to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the LTIP and LTIP Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the LTIP and LTIP Awards hereunder, and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.

XIII. International Participants

With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend the terms of the LTIP or LTIP Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

XIV. Choice of Law

The LTIP shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

XV. Effectiveness of the LTIP

The LTIP shall be effective as of February 10, 2010.